Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks and Twenty-six Weeks Ended July 2, 2011

Warren, MI – July 28, 2011 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks and twenty-six weeks ended July 2, 2011.

For the thirteen weeks ended July 2, 2011, operating revenues increased 16.6%, or $25.7 million, to $180.0 million from $154.3 million for the thirteen weeks ended July 3, 2010, and our operating ratio improved 80 basis points to 96.6% for the thirteen weeks ended July 2, 2011 from 97.4% for the thirteen weeks ended July 3, 2010. Included in operating revenues are fuel surcharges of $25.0 million and $14.6 million for the thirteen weeks ended July 2, 2011 and July 3, 2010, respectively. Income from operations increased by 50.2%, or $2.0 million, to $6.1 million for the thirteen weeks ended July 2, 2011 from $4.1 million for the thirteen weeks ended July 3, 2010; however, net income decreased by $0.6 million, to $3.9 million, or $0.25 per basic and diluted share, for the thirteen weeks ended July 2, 2011, from $4.6 million, or $0.29 per basic and diluted share, for the thirteen weeks ended July 3, 2010. Included in net income during the thirteen weeks ended July 3, 2010 were $2.1 million, or $0.13 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale.

Universal’s truckload revenue for the thirteen weeks ended July 2, 2011 increased by 14.2% to $110.8 million from $97.1 million in the corresponding period of 2010. Included in truckload revenue for the thirteen weeks ended July 2, 2011 is $3.5 million of revenue from our acquisition completed in the first quarter of 2011. Brokerage revenue for the thirteen weeks ended July 2, 2011 increased by 21.3% to $42.2 million from $34.8 million in the corresponding period of 2010. Intermodal revenue for the thirteen weeks ended July 2, 2011 increased by 20.0% to $27.0 million from $22.5 million in the corresponding period of 2010.

For the twenty-six weeks ended July 2, 2011, operating revenues increased 15.1%, or $44.2 million, to $337.6 million from $293.3 million for the twenty-six weeks ended July 3, 2010, and our operating ratio improved 100 basis points to 97.1% for the twenty-six weeks ended July 2, 2011 from 98.1% for the twenty-six weeks ended July 3, 2010. Included in operating revenues are fuel surcharges of $42.9 million and $26.3 million for the twenty-six weeks ended July 2, 2011 and July 3, 2010, respectively. Income from operations increased by 79.5%, or $4.4 million, to $9.9 million for the twenty-six weeks ended July 2, 2011 from $5.5 million for the twenty-six weeks ended July 3, 2010, while net income increased by $0.2 million, to $6.8 million, or $0.44 per basic and diluted share, for the twenty-six weeks ended July 2, 2011, from $6.6 million, or $0.42 per basic and diluted share, for the twenty-six weeks ended July 3, 2010. Included in net income for the twenty-six weeks ended July 2, 2011 were $0.5 million, or $0.04 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale compared to $3.2 million, or $0.20 per basic and diluted share, during the twenty-six weeks ended July 3, 2010.

Universal’s truckload revenue for the twenty-six weeks ended July 2, 2011 increased by 13.6% to $208.1 million from $183.3 million in the corresponding period of 2010. Included in truckload revenue for the twenty-six weeks ended July 2, 2011 is $3.9 million of revenue from our acquisitions completed since the first quarter of 2011. Brokerage revenue for the twenty-six weeks ended July 2, 2011 increased by 17.6% to $79.0 million from $67.2 million in the corresponding period of 2010. Intermodal revenue for the twenty-six weeks ended July 2, 2011 increased by 17.7% to $50.5 million from $42.9 million in the corresponding period of 2010.

“Our rates have improved over the first quarter of 2011 and over the second quarter of 2010,” stated Universal’s President and CEO Don Cochran. “Improved rates have helped us grow our fleet of owner-operators, as well as procuring additional capacity in our brokerage businesses. Through the end of 2011, we expect to continue to gain capacity and improve the services we deliver to our customers, Owner-Operators and Agents, while continuing to focus on controlling cost.”

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services, which allow us to supplement our capacity and provide our customers with transportation of freight not handled by our owner-operators, and full service international freight forwarding and customs house brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Operating revenues:
Truckload	$110,798	$97,055	$208,111	$183,266
Brokerage	42,165	34,757	78,970	67,161
Intermodal	26,998	22,492	50,510	42,921

Total operating revenues	179,961	154,304	337,591	293,348

Operating expenses:
Purchased transportation	139,631	116,894	260,090	222,301
Commissions expense	10,675	9,882	20,581	18,861
Other operating expense	3,235	3,835	6,939	7,249
Selling, general, and administrative	13,223	13,132	25,946	25,884
Insurance and claims	4,189	3,801	8,326	8,130
Depreciation and amortization	2,897	2,692	5,768	5,385

Total operating expenses	173,850	150,236	327,650	287,810

Income from operations	6,111	4,068	9,941	5,538
Interest income (expense), net	27	26	44	50
Other non-operating income	168	3,699	1,158	5,595

Income before provision for income taxes	6,306	7,793	11,143	11,183
Provision for income taxes	2,371	3,220	4,309	4,545

Net income	$3,935	$4,573	$6,834	$6,638

Earnings per common share:
Basic	$0.25	$0.29	$0.44	$0.42
Diluted	$0.25	$0.29	$0.44	$0.42
Weighted average number of common shares outstanding:
Basic	15,614	15,980	15,623	15,980
Diluted	15,614	15,980	15,623	15,980

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 2, 2011	December 31, 2010
Assets

Cash and cash equivalents	$1,667	$6,261
Marketable securities	15,447	15,041
Accounts receivable – net	81,301	68,833
Other current assets	14,234	11,362

Total current assets	112,649	101,497
Property and equipment – net	79,601	78,206
Other long-term assets – net	31,852	32,345

Total assets	$224,102	$212,048

Liabilities and shareholders’ equity
Total current liabilities	$47,291	$42,294
Total long-term liabilities	6,820	5,543

Total liabilities	54,111	47,837
Total shareholders’ equity	169,991	164,211

Total liabilities and shareholders’ equity	$224,102	$212,048

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Average number of tractors provided by owner-operators
Truckload	2,490	2,439	2,451	2,470
Intermodal	675	635	665	627

Total	3,165	3,074	3,116	3,097

Truckload Revenues:
Average operating revenues per loaded mile	$2.95	$2.58	$2.84	$2.46
Average operating revenues per loaded mile, excluding fuel surcharges	$2.41	$2.26	$2.37	$2.17
Average operating revenues per load	$1,095	$1,007	$1,071	$967
Average operating revenues per load, excluding fuel surcharges	$895	$882	$892	$853
Average length of haul (2)	372	389	377	393
Number of loads	101,193	96,415	194,389	189,533

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.43	$1.92	$2.32	$1.87
Average operating revenues per load (1)	$1,401	$1,247	$1,357	$1,203
Average length of haul (1)(2)	577	650	586	643
Number of loads (1)	26,710	24,721	52,293	49,270

Intermodal Revenues:
Drayage (in thousands)	$24,612	$20,390	$45,516	$38,950
Depot (in thousands)	$2,386	$2,102	$4,994	$3,971

Total (in thousands)	$26,998	$22,492	$50,510	$42,921

Average operating revenues per loaded mile	$4.36	$3.40	$4.12	$3.27
Average operating revenues per loaded mile, excluding fuel surcharges	$3.52	$2.98	$3.39	$2.88
Average operating revenues per load	$319	$296	$312	$299
Average operating revenues per load, excluding fuel surcharges	$258	$259	$256	$263
Number of loads	77,048	68,845	146,041	130,352

(1)	Excludes operating data from Universal Logistics Solutions, Inc., and D. Kratt International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.